Exhibit 8.1

                                 ALSTON&BIRD LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com

1211 East Morehead Street   3605 Glenwood Avenue, Suite 310    601 Pennsylvania Avenue, N.W.
   P. O. Drawer 34009              P. O. Drawer 31107            North Building, 11th Floor
Charlotte, NC 28234-4009         Raleigh, NC 27622-1107          Washington, DC 20004-2601
      704-331-6000                    919-420-2200                      202-756-3300
    Fax: 704-334-2014              Fax: 919-881-3175                 Fax: 202-756-3333

                               September 23, 1999


Konover Property Trust, Inc.
11000 Regency Parkway
Third Floor, East Tower
Cary, North Carolina  27511

         Re:      Certain Federal Income Tax Matters

Ladies and Gentlemen:

         In connection with the registration statement on Form S-3, File No. 333-__________, to be filed on the date hereof (the "Registration Statement"), relating to the registration of 3,988,255 shares of common stock and 780,680 shares of Series A preferred stock by Konover Property Trust, Inc. a Maryland Corporation (the "Company"), you have requested our opinion concerning the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms not defined herein have the meanings ascribed thereto in the Registration Statement.

         This opinion is based solely on various facts and factual assumptions as set forth in the Registration Statement and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the "Officer's Certificate") attached hereto and made a part hereof. We have made no independent inquiry as to the factual matters set forth in the Officer's Certificate. In addition, we have examined no documents other than the Registration Statement for purposes of this opinion and, therefore, our opinion is limited to matters determined through an examination of such document and the factual matters set forth in the Officers' Certificates.

         In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

         We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other

Konover Property Trust, Inc.
September 23, 1999
Page 2

jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

         Based solely on the facts in the Registration Statement and the facts in the Officer's Certificate, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1998, and that the Company is in a position to continue its qualification and taxation as a REIT within the definition of Section 856(a) of the Code for the taxable year that will end December 31, 1999. With respect to the taxable year that will end December 31, 1999, we note that the Company's status as a REIT at any time during such year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout the year and for the year as a whole. Accordingly, because the Company's satisfaction of such requirements will depend upon future events, and the final determination of operational results, it is not possible to assure that the Company will satisfy the requirements to be a REIT during the taxable year that will end December 31, 1999.

         This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. In addition, this opinion is based on current federal law, and we do not undertake to advise you as to any future changes in federal income tax law that may affect this opinion unless we are specifically engaged to do so. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officers' Certificates may affect the opinions stated herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "U.S. Income Tax Considerations" in the Registration Statement. This opinion is provided by Alston & Bird LLP solely for the benefit and use of the Company and the shareholders of the Company. No other party or person is entitled to rely on the opinions.

                                            Very truly yours,

                                            ALSTON & BIRD LLP


                                            By: /s/ James E. Croker, Jr.
                                                -------------------------
                                                James E. Croker, Jr.

                          KONOVER PROPERTY TRUST, INC.


                               September 23, 1999


Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

                              Officer's Certificate

Ladies & Gentlemen:

         As a basis for your opinion to be rendered to Konover Property Trust, Inc., a Maryland Corporation (the "Company") regarding the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") as defined in section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the registration statement on Form S-3, filed on date hereof (the "Registration Statement"), you have requested that the Company certify certain factual statements and representations. (Capitalized terms which are not defined in this Certificate are defined in Exhibit "A.") I am President and Chief Executive Officer of the Company and in such capacity have access to relevant information regarding each of the factual matters set forth below. I have also made such inquiries of current and former officers and employees of the Company as I have considered appropriate in reviewing this Certificate. Accordingly, on behalf of the Company, I hereby certify that the following factual statements and representations are true, correct and complete:

         1. At all times since December 31, 1993, one hundred (100) or more Persons have held the beneficial ownership of the Company.

         2. After applying the Attribution Rules, five or fewer Individuals did not own either directly or indirectly more than fifty percent (50%) of the Company's outstanding stock during any of its taxable years beginning after December 31, 1993.

         3. Beginning with its taxable year ending December 31, 1993, the Company filed a U.S. federal income tax election to be taxed as a real estate investment trust (a "REIT"), and such election has not been terminated or revoked. The Company has filed Form 1120-REIT for its 1998 taxable year and timely filed Form 1120-REIT for each of its prior taxable years. The Company has not received notification formally or informally from the Internal Revenue Service or any other person that the Company's REIT election may not be valid or has been revoked or withdrawn in any respect.

         4. Since the organization of the Company, all of the beneficial ownership of the Company has been evidenced by transferable shares, and there are no restrictions on the transferability of such shares in the Articles of Incorporation or in any agreement to which the Company is a party, other than restrictions designed to protect the Company's REIT status.

         5. The Company has owned shares of stock in the subsidiaries listed in Exhibit B (collectively, the "Subsidiaries"). At all times that the Company has owned shares of stock in the Subsidiaries, the Company has directly owned all of the outstanding stock of the Subsidiaries, and the Company has owned all such stock since the Subsidiaries were organized. The Company has not owned and does not presently own shares of stock in any other corporation (including mutual funds) other than the Subsidiaries and the corporations listed on Exhibit C (collectively, the "Active Companies") either directly, through a partnership, or through some other arrangement. The Company has never owned voting stock of the Active Companies. The owners of the Active Companies since their formation are listed on Exhibit C. There are no shareholder agreements or understandings evidenced in any form among the shareholders of the Active Companies or restrictions on transferability of the voting shares of the Active Companies, and the Company does not have any right to acquire or direct ownership of the voting shares of the Active Companies or to appoint directors or direct the election of directors of the Active Companies. All debt instruments for which the Company or any Subsidiary is or was an obligor are or were (i) held by an unrelated party, (ii) not contingent on income or profits of the Company or the Subsidiary, and (iii) not convertible into stock of the Company or the Subsidiary, except as noted on Exhibit D. The Company has never owned, directly or indirectly, any of the stock of Truefinds.com, Inc., a Maryland corporation ("Truefinds"), has not transferred any property to or performed any services on behalf of Truefinds, and does not possess, directly or indirectly, any right to acquire stock of Truefinds or to participate in the management, profits, or assets of Truefinds. All of the stock of Truefinds has been owned, since its inception, by John W. Gildea and C. Cammack Morton.

         6. The Company and the Subsidiaries have owned interests in the partnerships and limited liability companies listed in Exhibit E (collectively, the "Partnerships"). The Company and the Subsidiaries have not owned and do not presently own interests in any partnership or limited liability companies other than the Partnerships either directly, through a partnership, or through some other arrangement. None of the Partnerships have elected or will elect to be classified as an association taxable as a corporation. The Partnerships are not publicly-traded partnerships that are treated as corporations under Code section 7704 and have not at any time been treated other than as partnerships for federal income tax purposes.

         7. Each of the Subsidiaries and the Partnerships have not and do not presently own securities in any other corporation (including mutual funds) other than stock of the Subsidiaries and the Active Companies either directly, through a partnership, or through some other arrangement. The Company, the Subsidiaries and the Partnerships have never, either collectively or individually, owned more than ten percent (10%) of the outstanding voting securities of another corporation (including mutual funds) other than voting stock of the Subsidiaries. The Company, the Subsidiaries and the Partnerships have never had more than five percent (5%) of the Company's aggregate assets invested in securities of a single issuer (including shares in a mutual fund) other than stock of the Subsidiaries.

         8. When the assets, liabilities, items of income, deductions, and credits of the Company (including its allocable share of assets, liabilities, items of income, deductions, and credits of the Partnerships) are aggregated with those of the Subsidiaries during the relevant taxable year:

                  (a) In each taxable year of the Company's existence, at least ninety-five percent (95%) of the gross income (excluding gross income from Prohibited Transactions) was derived from (i) dividends, (ii) interest, (iii) rents from real property (excluding rents from properties listed in Exhibit F), (iv) gain from the sale or other disposition of stock, securities and real property, Interests in Real Property and interests in mortgages on real property, but excluding gain on real property held as inventory or primarily for sale to customers in the ordinary course, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Real Property, (vii) amounts (other than amounts, the determination of which depends in whole or part on income or profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction;

                  (b) In each taxable year of the Company's existence, at least seventy-five percent (75%) of the gross income (excluding gross income from Prohibited Transactions) was derived from (i) rents from real property (excluding rents from properties listed in Exhibit F), (ii) Interests on Obligations Secured by Mortgages on Real Property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding real property held as inventory or primarily for sale to customers in the ordinary course,
         (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Real Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income of profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income;

                  (c) In each taxable year of the Company's existence, less than thirty percent (30%) of the gross income was derived from (i) the sale or other disposition of stock or securities held for less than one year, (ii) property in a Prohibited Transaction, and (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Real Property;

                  (d) The Company intends to monitor and manage the management fee income earned with respect to third-party management contracts held by the Company, the Subsidiaries, and the Partnerships, including those acquired, or to be acquired, in the transaction involving RMC Realty Companies, Ltd. pursuant to the agreement dated as of March 18, 1999 (the "RMC transaction"), to permit the Company to satisfy the 75% and 95% tests in paragraph 7(a) and 7(b).

         9. In respect of each taxable year of the Company's existence, the Company has paid dividends (without regard to capital gains dividends) equal to or in excess of the sum of (1) ninety-five percent (95%) of the Company's and the Subsidiaries' taxable income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the excess of the net income from Foreclosure Property over the tax imposed on such income, minus (iii) any excess noncash income;

         10. In the case of each taxable year of the Company's existence, the dividends paid by the Company on the Company's Common Stock were made pro rata, with no preference to any share of the Company's Common Stock as compared with other such shares.

         11. At the close of each quarter of each taxable year of the Company's existence, Real Estate Assets, cash and cash items (including receivables), and U.S. Government securities represented at least seventy-five percent (75%) of the value of the combined total assets of the Company, the Subsidiaries and the Company's allocable share of the assets of the Partnerships.

         12. Since the organization of the Company, the Company, directly and through the Subsidiaries and the Partnerships, has not actively conducted businesses from which it earned fees exceeding in the aggregate in any year 2% of the Company's gross income for such year for services they performed.

         13. Since the organization of the Company, personal property, if leased in connection with real properties held by the Company, the Subsidiaries or the Partnerships

(the "Properties"), or if leased in connection with any portion of any of the Properties or the Company's headquarters, has been and will be leased only together with real property, and the Company's, the Subsidiaries' and the Partnerships' aggregate adjusted bases in all personal property subject to such lease has been and will be no more than 15% of the Company's, the Subsidiaries' and the Partnerships' aggregate adjusted bases in all real and personal property subject to such lease.

         14. Since the organization of the Company, no amount due from the rental of the Properties, or a portion thereof, has been or will be determined in whole or in part by reference to the income or profits derived by any person from the leased property unless (i) substantially all of the tenant's income from the property consists of rents derived from subleasing substantially all of the property, and (ii) those rents would be treated as rents from real property if received directly by the Company, the Subsidiaries or the Partnerships.

         15. Since the organization of the Company, none of the Properties, nor any portion thereof, have been or will be leased to any party who subleases the property or a portion thereof, if the rent payable with respect to the sublease is based on a percentage of the sublessee's receipts or sales and the rent payable with respect to the sublease is determined in whole or in party by reference to the income or profits derived by any person from the subleased property.

         16. Since the organization of the Company, none of the Properties have been or will be leased to a corporation in which the Company owns, directly or indirectly, ten percent (10%) of more of the voting stock or ten percent (10%) or more of the total number of shares, or to any other entity in which the Company owns, directly or indirectly, an interest of ten percent (10%) or more in the net profits or assets.

         17. Since the organization of the Company, all services that have been or will be provided to tenants of the Properties constitute services customarily furnished or rendered to tenants based on the class of the Property and its geographical locale.

         18. Since the organization of the Company, the Company, the Subsidiaries and the Partnerships have not and will not provide services to tenants at the Properties (other than though an Independent Contractor from whom the Company does not derive or receive any income) except for providing: heat, light, water, electricity, air conditioning, sewer, collection of trash and similar utilities, and other services customarily provided to tenants in buildings of a similar class in the geographic market in which the Properties are located. Since the organization of the Company, the Company, the Subsidiaries and the Partnerships have not and will not provide reserved parking, parking for fees, or parking attendants to tenants and guests at the Properties (other than through an Independent Contractor).

         19. Since the organization of the Company, the Company, the Subsidiaries, and the Partnerships have not owned any property the fair market value of which was less than the amount of indebtedness secured by such property (or allocable portion of an indebtedness secured by more than one property).

         20. The Company has reviewed all of the leases to which all properties acquired, or to be acquired, by the Company, directly or indirectly, in 1999, and all rents to be received thereon will qualify as rents from real property within the meaning of Code section 856(d).

         21. Since the organization of the Company, no interest (including Interest on Obligations Secured by Mortgages on Real Property or Interests in Real Property) received or accrued, directly or indirectly, by the Company, the Subsidiaries or the Partnerships has been or will be determined in whole or in part by reference to the income or profits derived by any person.

         22. Since the organization of the Company, the Company, the Subsidiaries and the Partnerships have held and intend to hold the Properties for purposes of obtaining income through the rental of the Properties and through long-term appreciation of the Properties. None of the Properties, nor any portion thereof, have been or will be held by the Company, the Subsidiaries or the Partnerships primarily for sale to customers in the ordinary course of the Company's, the Subsidiaries' or the Partnerships' trade or business. The Company, the Subsidiaries and the Partnerships do not intend to subdivide any Property.

         23. Since the organization of the Company, neither the Company, any of the Subsidiaries nor any of the Partnerships have owned any Foreclosure Real Property (other than property the income from which would not cause the statements contained in paragraph 7(a) and 9(b) to no longer be true).

         24. Except as previously disclosed, the Company has sent, within 30 days after the close of each of its taxable years, such letter or letters as are required to be sent to record holders of the Company's outstanding shares pursuant to Treasury Regulation Section 1.857-8(d), demanding the information required by paragraphs (b) and (c) of Treasury Regulation Section 1.857-8 and informing each such holder of its duty to submit at the time it files its United States federal income tax return the statements required by Treasury Regulation
Section 1.857-9 if such holder fails or refuses to comply with such demand. A closing agreement relating to the Company's demand letter obligations for 1997 has been fully executed by the Company and the Internal Revenue Service and has not been revoked or withdrawn by the Internal Revenue Service. Since its organization, the Company has maintained the records required under Treasury Regulation Section 1.857-8.

         25. Each Partnership is and has been organized and operated in accordance with the partnership agreement of the Partnership.

         26. With respect to each Partnership that is a limited partnership, at least one General Partner therein holds and has held its interests in the Partnership for its own account and acts and has acted independently of the limited partners of the Partnership.

         27. The Company has never acquired the assets of another corporation in a merger or other transaction that qualified as a reorganization under Code section 368(a).

         28. The information contained in the Company's filings with the Securities and Exchange Commission, including all filings on Form 10K and Form 10Q, and contained in its financial statements is true, correct, and complete in all material respects.

         29. The Company has operated in 1998 and to date in 1999 and, except insofar as does not jeopardize its status as a REIT, the Company intends to operate in future periods in a manner consistent with the foregoing representations, has no plan to change its method of operation from that described herein, and is not aware of any set of facts that are likely to occur and would keep it from being able to operate as described herein.


                                                  /s/ C. Cammack Morton
                                                  ------------------------
                                                     C. CAMMACK MORTON
                                                       PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

                                    EXHIBIT A

Definitions

         "Attribution Rules": (i) stock owned directly or indirectly by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by its shareholders, partners, or beneficiaries; (ii) an individual shall be considered as owning th0e stock owned, directly or indirectly or by or for his family (for this purpose, the family of an individual includes only his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants); (iii) if any Person has an option to acquire stock, such stock shall be considered as owned by such Person (for this purpose, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such stock); (iv) stock constructively owned by a Person by reason of the application of (i) or
(iii) above shall, for purposes of applying (i) or (ii) above, be treated as actually owned by such Person; but stock constructively owned by an individual by reason of the application of (ii) above shall not be treated as owned by him for purposes of again applying such paragraph in order to make another constructive owner of such stock; (v) if stock may be considered as owned by an individual under either (ii) or (iii) above it shall be considered as owned by him under paragraph (iii); and (v) outstanding securities convertible into stock (whether or not convertible during the taxable year) shall be considered as outstanding stock. Subparagraphs (ii), (iii) and (vi) shall only be applied if the effect is to cause five or fewer Individuals to own directly or indirectly more than 50% of the Company's outstanding stock during the last half of the taxable year in question.

         "Code":  The Internal Revenue Code of 1986, as amended.

         "Foreclosure Real Property": any real property (including Interests in Real Property), and any personal property incident to such real property acquired by the Company, any Subsidiary or any Partnership as a result of the Company, any Subsidiary of any Partnership having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default or default was imminent on a lease of such property or on an indebtedness which such property secured. Such term does not include property acquired by the Company, any Subsidiary or any Partnership as a result of indebtedness arising from the sales or other disposition of property that was inventory or primarily held for sale to customers in the ordinary course and not originally acquired as foreclosure property.

         "Independent Contractor": an independent contractor (and not an employee of the Company, the Subsidiaries or the Partnerships) from which the Company and the Subsidiaries to not directly or indirectly derive or receive any income and that satisfies the requirements of Treasury Regulation Section 1.856-5(b)(5)(iv).

         "Individual": an individual, private foundation, charitable trust, and any employee pension, profit sharing, stock bonus or supplemental unemployment benefit trust.

         "Interest on Obligations Secured by Mortgages on Real Property or Interests in Real Property": an amount which constitutes compensation for the use or forbearance of money secured by Interests in Real Property provided that the "loan value of the real property" (as defined in Treasury Regulation Section 1.856-5(c)(2)) equals or exceeds the highest principal amount of the loan outstanding at any time during the taxable year.

         "Interests in Real Property": fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

         "Person": an Individual, a trust, an estate, a partnership, an association, a company or a corporation.

         "Prohibited Transaction": the sale or other disposition of property held as inventory or primarily for the sale to customers in the ordinary course, other than Foreclosure Real Property unless (i) the property sold was a Real Estate Asset, (ii) the Company, the Subsidiary or the Partnership held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by the Company, the Subsidiary or the Partnership during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset do not exceed thirty percent (30%) of the net selling price of such asset, (iv) (A) the Company, the Subsidiary or the Partnership did not make more than seven sales of property during any taxable year (other than Foreclosure Real Property or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of Real Estate Assets (other than Foreclosure Real Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all of the assets of the Company and the Subsidiaries as of the beginning of the taxable year, (v) in the case of property which consists of land or improvements not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company, the Subsidiary or the Partnership has held the property for not less than four
(4) years for production of rental income, and (vi) if the requirement of clause
(iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an Independent Contractor.

         "Qualified Temporary Investment Income": any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends, in whole or in substantial part, on the life expectancy of one or more individuals, or is issued by an insurance company in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract or in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital, and (iii) is received or accrued during the one year period beginning on the date such capital was received.

         "Real Estate Asset": real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one year period beginning on the date the company receives such capital.

         "REIT": a real estate investment trust which meets the requirements of Sections 856 and 857 of the Code.

                                    EXHIBIT B

                                  Subsidiaries
                                  ------------


                  KPT Properties Holding Corp.

                  FSA Finance, Inc.

                  Factory Stores Management, Inc.

                  KPT REMIC Loan, Inc.

                  FAC Mortgage Formation, Inc.

                  Mobile KPT Formation, Inc.

                  RVA One Formation, Inc.

                  RVA Two Formation, Inc.

                  Square One KPT Formation, Inc.

                  FAC Tampa Formation, Inc.

                                    EXHIBIT C

                                Active Companies
                                ----------------



         Name of Company                      Owners of Voting Stock
         ---------------                          Since Formation
                                                  ---------------

KPT Outparcels, Inc.                 Konover Property Trust, Inc.

Wakefield Investment, Inc.           C. Cammack Morton, Patrick M. Miniutti,
                                     William H. Neville, Christopher G. Gavrelis

                                    EXHIBIT D

                                Debt Instruments
                                ----------------


The $20 million of Exchangeable Notes issued to Gildea Management Company and Blackacre Bridge Capital L.L.C. in April 1996 which were converted into Series A Preferred Stock of the Company in August 1996.

                                    EXHIBIT E

                                  Partnerships
                                  ------------


                  KPT Properties, L.P.

                  Atlantic Realty LLC

                  Celebration KPT LLC

                  DPKPT LLC

                  FALLS KPT LLC

                  KPT Mortgage LLC

                  KPT Non-REMIC Loan LLC

                  KPT REMIC Loan LLC

                  Mobile KPT LLC

                  Mount Pleasant KPT LLC

                  Park Place KPT LLC

                  RVA One, LLC

                  RVA Two,  LLC

                  Square One KPT LLC

                  WPKPT LLC

                  RMC/Konover Property Trust LLC

                  Dukes KPT LLC

                  Waverly Place KPT, LLC

                  Wakefield Commercial, LLC

                  Carolina FAC LP

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                  Lenoir FAC LLC

                  Lenoir FAC II LLC

                  Tampa KPT LLC

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